Exhibit 10.15

EXECUTION COPY

FORM OF NON-COMPETE AGREEMENT

This Non-Compete Agreement (this “Agreement”) is made effective this              day of         , 2006 (the “Effective Date”) by and between CARGILL, INCORPORATED, a Delaware corporation (“Cargill”), ASALLIANCES BIOFUELS, LLC, a Delaware limited liability company (“ASA”), AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (“American Capital”), LAMINAR DIRECT CAPITAL L.P., a Delaware limited partnership (“Laminar Direct”), and USRG ASA, LLC, a Delaware limited liability company (“USRG”), collectively referred to hereinafter as “Parties” or individually as a “Party.”

RECITALS

A. ASA, acting through its first tier subsidiary, ASA OpCo Holdings, LLC (“ASA Holdings”), and its second tier subsidiaries, ASA Albion, LLC (“ASA Albion”), ASA Bloomingburg, LLC (“ASA Bloomingburg”), and ASA Linden, LLC (“ASA Linden”) (which second tier subsidiaries are referred to herein, together with ASA Holdings and ASA, as the “ASA Affiliated Group”), intends to construct, own and operate commercial facilities at Albion, Nebraska, Bloomingburg, Ohio, and Linden, Indiana that will produce denatured fuel-grade ethanol (as such plants may be expanded or upgraded according to the terms of the Corn Supply Agreement, individually, an “Ethanol Facility” and, collectively, the “Ethanol Facilities”), which Ethanol Facilities are each anticipated to produce approximately 100 million gallons per year.

B. Certain members of the ASA Affiliated Group and Cargill (and certain subsidiaries) (collectively, the “Cargill Affiliated Group”) have entered into a separate Master Agreement with respect to each Ethanol Facility (each, a “Master Agreement”), together with certain Goods and Services Agreements as defined therein (collectively, the “Goods and Services Agreements”) with respect to each Ethanol Facility, under which the member of the ASA Affiliated Group which owns and operates the related Ethanol Facility will procure certain goods and services from Cargill in connection with its ownership and operation of the Ethanol Facility.

NOW THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1. Definitions and Interpretation.

(a) Definitions. As used in this Agreement and in the Goods and Services Agreements, the following capitalized terms have the meanings indicated:

“Affiliate” means, with respect to any Person, (i) each Person that directly or indirectly, controls or is controlled by or is under common control with such designated Person, (ii) any Person that beneficially owns or holds 50% or more of the voting securities of such designated Person or 50% or more of the equity interest in such designated Person, and (iii) any Person of which such designated Person beneficially owns or holds 50% or more of the voting securities or in which such designated Person beneficially owns or holds 50% or more of the equity interest. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Corn Supply Agreement” means, for any Ethanol Facility, the Corn Supply Agreement as defined in the Master Agreement for that Ethanol Facility.

“Ethanol Facilities” has the meaning specified in the Recitals.

“Facility Specific Termination” means the earlier of (i) the date that all (but not less than all) of the Principal Documents are terminated with respect to an Ethanol Facility, and (ii) the date that one of the Principal Documents is terminated with respect to an Ethanol Facility due to its rejection in a bankruptcy of the owner or Affiliate of the owner of such Ethanol Facility and Cargill attempts to terminate all the remaining Principal Documents and the Grain Facility Lease with respect to such Ethanol Facility, but is prohibited by the court having jurisdiction over such bankruptcy proceeding from terminating the remaining Principal Documents and the Grain Facility Lease with respect to such Ethanol Facility.

“Financing Documents” means any and all loan agreements, notes, indentures, security agreements, subordination agreements, mortgages, deeds of trust, participation agreements and other documents relating to the construction, interim, working capital and long-term financing of the Ethanol Facility and any refinancing thereof provided by the Financing Parties, including any and all modifications, extensions, renewals and replacements of any such financing or refinancing.

“Financing Parties” means any and all lenders, and any trustee or agent acting on their behalf, providing senior or subordinated construction, interim, working capital or long-term debt financing or refinancing to ASA or a member of the ASA Affiliated Group, the proceeds of which are applied in whole or in part to the financing of any Ethanol Facility.

“Goods and Services Agreements” with respect to an Ethanol Facility, has the meaning specified in Recitals.

“Grain Facility Lease” means, for any Ethanol Facility, the Grain Facility Lease as defined in the Master Agreement for that Ethanol Facility.

“Master Agreement” with respect to an Ethanol Facility, has the meaning specified in the Recitals.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, limited liability company or any other entity of whatever nature.

“Principal Documents” means for an Ethanol Facility, collectively, the Master Agreement, the Corn Supply Agreement, the Ethanol Agreement and the DG Agreement for the Ethanol Facility, each as defined in the Master Agreement for the Ethanol Facility.

(b) Rules of Interpretation. Unless otherwise required by the context in which any term appears, in this Agreement: (i) capitalized terms used shall have the meanings specified in this Section 1; (ii) the singular shall include the plural and vice versa; (iii) references to “Sections,” “Schedules,” “Annexes,” “Appendices” or “Exhibits” (if any) shall be to sections, schedules, annexes, appendices or exhibits hereof, unless otherwise specified; (iv) all references to a particular Person in any capacity shall be deemed to refer also to such Person’s authorized agents, successors and permitted assigns in such capacity; (v) the words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection hereof; (f) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to mean that the examples given are an exclusive list of the topics covered; (vi) all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America consistently applied; (vii) references to this Agreement shall include a reference to all appendices, annexes, schedules and exhibits hereto, as the same may be amended, modified, supplemented or replaced from time to time; (viii) references to any agreement, document or instrument shall be construed at a particular time to refer to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced as of such time; (ix) the masculine shall include the feminine and neuter and vice versa; and (x) references to an applicable law or to legal requirements in general shall mean a reference to such applicable law or legal requirement as the same may be amended, modified, supplemented or restated and be in effect from time to time.

2. Cargill Non-Compete. During the period beginning on the Effective Date and ending on the Facility Specific Termination (except as otherwise limited below), Cargill covenants that neither Cargill, nor any Affiliate of Cargill, shall (i) own, directly or indirectly, any part of any other ethanol facility or ethanol producer (other than another subsidiary of ASA Holdings) located within a 50-mile radius of that Ethanol Facility, or (ii) enter into any agreement with any other ethanol producer (other than the ASA Affiliated Group or another subsidiary of ASA Holdings) under which a Cargill controlled, owned and operated stand alone commercial grain elevator would be physically co-located with such other ethanol producer within a 50-mile radius of that Ethanol Facility, in each case, except as limited by the following:

(a) ORD, NEBRASKA – Upon the earlier to occur of (i) the fifth anniversary of the date when Cargill and ASA Albion execute the first Sales Confirmation pursuant to the Corn Supply Agreement relating to the Albion, Nebraska Ethanol Facility, or (ii) the seventh anniversary of the Effective Date (such date, the “Ord Non-Compete Termination Date”), Cargill’s non-competition obligations under clauses (i) and (ii) of Section 2 with respect to development of an ethanol facility co-located with Cargill’s grain elevator in Ord, Nebraska shall expire, provided, that (unless a Facility Specific Termination with respect to the Albion, Nebraska Ethanol Facility has occurred):

i. following the Ord Non-Compete Termination Date, if Cargill elects to develop an ethanol facility co-located with Cargill’s grain elevator in Ord, Nebraska, Cargill shall offer ASA Albion a right of first refusal with respect to the development of such ethanol project (the “Ord Right of First Refusal”) and ASA Albion shall have thirty (30) days after receipt of such offer to exercise the Ord Right of First Refusal; and

ii. if a member of ASA Albion elects not to exercise the Ord Right of First Refusal, Cargill may proceed with the development of such Ethanol Facility on substantially the same basis as offered to ASA Albion;

(b) DANA, INDIANA –Upon the earlier to occur of (i) the fifth anniversary of the date when Cargill and ASA Linden execute the first Sales Confirmation pursuant to the Corn Supply Agreement relating to the Linden, Indiana Ethanol Facility, or (ii) the end of the seventh anniversary of the Effective Date (such date, the “Dana Non-Compete Termination Date”), Cargill’s non-competition obligations under clauses (i) and (ii) of Section 2 with respect to development of an ethanol facility co-located with Cargill’s grain elevator in Dana, Indiana shall expire, provided, that (unless a Facility Specific Termination with respect to the Linden, Indiana Ethanol Facility has occurred):

i. following the Dana Non-Compete Termination Date, if Cargill elects to develop an ethanol facility co-located with Cargill’s grain elevator in Dana, Indiana, Cargill shall offer ASA Linden a right of first refusal with respect to the development of such ethanol project (the “Dana Right of First Refusal”) and ASA Linden shall have thirty (30) days after receipt of such offer to exercise the Dana Right of First Refusal; and

ii. if ASA Linden elects not to exercise the Dana Right of First Refusal, Cargill may proceed with the development of such facility on substantially the same basis as offered to ASA Linden;

(c) TIPTON INDIANA – ASA Linden (or another subsidiary of ASA Holdings created for that purpose) shall have the exclusive right to develop an ethanol production facility co-located with Cargill’s grain elevators located in Tipton, Indiana (the “Tipton Development”) during the eighteen month period commencing on the Effective Date (the “Tipton Development Period”); provided, however, that such development right shall not apply if a Facility Specific Termination with respect to the Linden, Indiana Ethanol Facility has occurred. Such facility shall be an Ethanol Facility for purposes of this Agreement, and the provisions set forth in Section 2 shall apply during such Tipton Development Period, provided, that:

i. if, during the Tipton Development Period, ASA Linden (or another subsidiary of ASA Holdings created for that purpose) proceeds with the Tipton Development, has arranged for and closed on all financing required for the Tipton Development, and has entered into signed service agreements similar to the Principal Documents to the mutual satisfaction of the Parties, then such Tipton ethanol facility shall be an Ethanol Facility for purposes of this Agreement and the provisions set forth in this Section 2 shall apply to Cargill and shall continue until the date all (but not less than all) of the agreements with respect to such facility that are substantially similar to the Principal Documents are terminated; but

ii. if, during the Tipton Development Period, (A) ASA Linden (or another subsidiary of ASA Holdings created for that purpose) does not proceed with the Tipton Development, has not arranged for and closed on all financing required for the Tipton Development, or has not entered into signed service agreements to the mutual satisfaction of the Parties, or (B) a Facility Specific Termination with respect to the Linden, Indiana Ethanol Facility occurs, then the provisions set forth in this Section 2 shall cease to apply to Cargill’s grain elevators located in Tipton, Indiana upon termination of the Tipton Development Period (the “Tipton Non-Compete Termination Date”);

(d) DAYTON, OHIO – The provisions set forth in this Section 2 shall not apply to Cargill with respect to Cargill’s currently operating Dayton, Ohio sweetener production facility (“Dayton Facility”) so long as the primary function of such facility is not the production of ethanol; provided, however, that (unless a Facility Specific Termination with respect to the Bloomingburg, Ohio Ethanol Facility has occurred) (i) for the period beginning on the Effective Date and ending on the two-year anniversary of the Effective Date, if Cargill converts the Dayton Facility (by connecting to the corn sweetener production facility or otherwise), the primary function of which is to produce ethanol, then the corn that is being consumed at such location for the purposes of ethanol production may not exceed, except by an immaterial amount, the corn that is typically consumed at the Dayton Facility on an annual basis as of the Effective Date, and (ii) from and after the two-year anniversary of the Effective Date, if Cargill converts the Dayton Facility (by connecting to the corn sweetener production facility or otherwise), the primary function of which is to produce ethanol, then the corn that is being consumed at such location for the purposes of ethanol production or otherwise may not exceed, except by an immaterial amount, the corn that is typically consumed at the Dayton Facility on an annual basis as of the two-year anniversary of the Effective Date (not to exceed the nameplate capacity as of the Effective Date).

3. ASA Affiliated Group’s Non-Compete. During the period beginning on the Effective Date and continuing until all Principal Documents have been terminated, (a) ASA covenants that neither ASA nor any other member of the ASA Affiliated Group, or any other Affiliate of any member of the ASA Affiliated Group (excluding any Affiliate of American Capital, Laminar Direct or USRG that is an Affiliate of a member of the ASA Affiliated Group solely because American Capital, Laminar Direct or USRG are deemed Affiliates of ASA), shall own, directly or indirectly, any part of any other ethanol facility or ethanol producer located within a 50-mile radius of any of the Ethanol Facilities, and (b) American Capital covenants that it shall not own any part of any other ethanol facility or ethanol producer located within a 50-mile radius of any of the Ethanol Facilities, (c) Laminar Direct covenants that it shall not own any part of any other ethanol facility or ethanol producer located within a 50-mile radius of any of the Ethanol Facilities, and (d) USRG covenants that it shall not own any part of any other ethanol facility or ethanol producer located within a 50-mile radius of any of the Ethanol Facilities.

4. Dispute Resolution. In the event a dispute arises under this Agreement that cannot be resolved by those with direct responsibility for the matter in dispute, such dispute shall be resolved by way of the following process:

(a) Senior management from ASA and from Cargill shall meet to discuss the basis for the dispute and shall use their best efforts to reach a reasonable resolution to the dispute.

(b) If negotiations pursuant to Section 4(a) are unsuccessful, the matter will promptly be submitted by either Party to arbitration in accordance with the Commercial Arbitration Rules, then in effect, of the American Arbitration Association (“AAA”), except to the extent modified herein. The arbitration shall be held in a neutral location selected by the Parties. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

(c) Cargill and ASA shall, within twenty (20) days of receipt of notice that the matter has been referred to arbitration, appoint one arbitrator each and, within twenty (20) days of the appointment of the last of such two arbitrators the two arbitrators shall appoint a third arbitrator. If either Party or the two arbitrators fail to timely appoint an arbitrator, AAA shall appoint the said arbitrator.

(d) The Parties shall bear their respective costs incurred in connection with the procedures described in this Section 4, unless the arbitrators determine that the dispute subject to the arbitration was made in bad faith by a Party, in which case the arbitrators may require that Party to reimburse the other Party for some or all of its reasonable costs.

(e) Notwithstanding any other provision of this Agreement, each Party shall be entitled to access the courts to obtain appropriate injunctive relief to preserve their rights during the pendency of the resolution process of paragraphs (a) through (d) of this Section, to preserve the status quo, or to prevent irreparable harm.

(f) All negotiations and written statements conducted or made pursuant to this Section 4 are confidential and shall be treated as compromise and settlement negotiations for purposes of Federal and State Rules of Evidence. If the Parties reach agreement pertaining to any dispute pursuant to the procedures set forth in this Section 4, such agreement will be reduced to writing, signed by authorized representatives of each Party, and will be final and binding upon the Parties.

5. Confidential Agreement. This Agreement and the terms and conditions of this Agreement shall be kept confidential by American Capital, Laminar Direct, USRG, the ASA Affiliated Group and by the Cargill Affiliated Group, and will not be disclosed by any of them to any other Person. Notwithstanding the foregoing, (i) each Party may disclose this Agreement to any other Person with the express written consent of the other Party (subject to execution by such other Person of an agreement acceptable to the other Party to maintain the confidential nature of this Agreement), and (ii) each Party may provide information with respect to this Agreement to its board members and equity owners consistent with its internal governance practices.

6. Miscellaneous.

(a) Successors and Assigns. All of the terms, covenants, and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the Parties and their respective successors, heirs, executors and permitted assigns; provided, however, that except as provided herein, no Party may assign its rights, duties or obligations under this Agreement, to any other person or entity without the prior written consent of each other Party, such consent not to be unreasonably withheld or delayed (it being understood that if Cargill is entitled to withhold consent under the provisions of a Master Agreement, it may also withhold consent hereunder). Notwithstanding the foregoing, this Agreement may be assigned by ASA to any Person who acquires any Ethanol Facility and becomes the permitted assignee of the related member of the ASA Affiliated Group under the Principal Documents for that Ethanol Facility pursuant to the terms thereof, and by Cargill to any Person who becomes the permitted assignee of Cargill under the Principal Documents relating to any Ethanol Facility pursuant to the terms thereof.

(b) Notices. All notices, requests, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid, first class, certified or registered air mail, return receipt requested, or by facsimile transmission with confirmation receipt to the intended recipient thereof at the address or facsimile number set forth below. Any such notice, demand, request or communication shall be deemed to have been duly given immediately if delivered personally or made by a confirmed facsimile, or five (5) days after mailing, and in proving the same it shall be sufficient to show that the envelope containing the notice, demand, request or communication was duly addressed, stamped and posted or that receipt of a facsimile was confirmed by the recipient. The addressees and facsimile numbers of the Parties:

To Cargill:

Cargill, Incorporated

Commercial Manager for Ethanol / 62

15407 McGinty Road West

Wayzata, MN 55391-2399

Fax: (952) 742-7440

with a copy to:

Cargill, Incorporated

AgHorizons Commercial Leader / 19

15407 McGinty Road West

Wayzata, MN 55391-2399

Fax: (952) 742-7313

with a copy to:

Cargill, Incorporated

Horizon Milling DG Marketing / 121

15407 McGinty Road West

Wayzata, MN 55391-2399

Fax: (952) 742-6999

with a copy to:

Cargill Direct

c/o Cargill, Incorporated – Attn: Clayton Weiby

15407 McGinty Road West, MS #20

Wayzata, MN 55391-2399

Fax: (952) 742-7242

with a copy to:

Cargill, Incorporated

Attn: Kathy Gerken, Contract Admin.

12700 Whitewater Dr.,

Minnetonka, MN 55343

Fax: (952) 984-3627

With a copy to:

Cargill, Incorporated

Law Department / 24

15407 McGinty Road West

Wayzata, MN 55391-2399

Attn: Sweeteners NA BU Attorney

Fax: (952) 742-6349

To ASA:

4311 Oak Lawn Ave.

Suite 650

Dallas, TX 75219

Attention: Michael A. Slaney

Phone: (214) 520-2820 ext. 27

Facsimile: (214) 520-2578

To American Capital:

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Facsimile:	(301)654-6714
Telephone:	(301)951-6122
Attention:	Compliance Officer

with a copy to:

American Capital Strategies, Ltd.

2200 Ross Avenue, Suite 4500 W

Dallas, Texas 75201

Facsimile:	(214)273-6635
Telephone:	(214)273-6634
Attention:	Kevin K. Kuykendall

with a copy to:

Patton Boggs LLP

2001 Ross Avenue, Suite 3000

Dallas, Texas 75201

Facsimile:	(214)758-1550
Telephone:	(214)758-1515
Attention:	Fred S. Stovall, Esq.

To Laminar Direct:

10000 Memorial Dr., Suite 500

Houston, Texas 77024

Facsimile:	(713)292-5454
Telephone:	(713)292-5404
Attention:	Debbie Blank, Loan Administration

with a copy to:

Laminar Direct Capital L.P.

10000 Memorial Dr., Suite 500

Houston, Texas 77024

Facsimile:	(713)292-5452
Telephone:	(713)292-5402
Attention:	Todd A. Overbergen, Director

With a copy to:

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, NC 28202

Facsimile:	(704)378-1950
Telephone:	(704)331-3502
Attention:	John S. Chinuntdet, Esq.

To USRG:

USRG ASA, LLC

c/o U.S. Renewables Group, LLC

2425 Olympic Blvd., Suite 6050W

Santa Monica, CA,, 90404

Facsimile:	(310) 998-8014
Telephone:	(310) 998-8084
Attention:	Lee Bailey

Any Party may, from time to time, furnish, in writing, to each other Party, notice of a change in the address and/or fax number(s) to which notices are to be given hereunder.

(c) Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Minnesota, except with respect to its choice of law provisions.

(d) Headings. The headings as to contents of particular sections of this Agreement are inserted for convenience and shall not be construed as part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

(e) Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, either in whole or in part, this Agreement shall continue in full force and effect without said provision.

(f) No Third Party Beneficiaries. No provision of this Agreement is intended, or shall be construed, to be for the benefit of any third party other than the members of the Cargill Affiliated Group and the ASA Affiliated Group.

(g) Entire Agreement; Amendment. This Agreement, the Master Agreements, the related Goods and Services Agreements, and the related Grain Facility Leases and Confidentiality Agreements (each as defined in the Master Agreements), including all written appendices and/or amendments to such agreements, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and/or agreements, written or oral, regarding the subject matter of this Agreement, the Master Agreements, the related Goods and Services Agreements and the related Grain Facility Leases and Confidentiality Agreements. No course of prior dealings between the Parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement, even though the accepting or acquiescing Party has knowledge of the nature of the performance and an opportunity to object. No appendices, amendments, modifications, additions, or writings of any kind relating to this Agreement, will be binding unless in writing and signed by a duly authorized officer of both Parties.

(h) Counterparts. This Agreement may be executed in counterparts, each of which may be deemed an original but together shall constitute but one and the same instrument.

(i) Waiver. No failure on the part of any Party hereto to exercise, and no delay in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express waiver or assent by any Party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

(j) Interpretation. The Parties acknowledge and agree that (a) each Party and its counsel have reviewed the terms and conditions of this Agreement and have contributed to the revision of same, (b) the normal rule of construction which holds that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be constructed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

(k) Time is of the Essence. Each Party acknowledges that time is of the essence and hereby agrees to use commercially reasonable efforts to implement this Master Agreement and the Goods and Services Agreements and the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Parties have each executed this Non-Compete Agreement as of the date first above written.

ASALLIANCES BIOFUELS, LLC

By:
Name:
Title:

CARGILL, INCORPORATED

By:
Name:
Title:

AMERICAN CAPITAL STRATEGIES, LTD.

By:
Name:
Title:

LAMINAR DIRECT CAPITAL L.P

By:	Laminar Direct Capital GP, Inc., its General Partner

By:
Name:
Title:

USRG ASA, LLC

By:	U.S. Renewables Group, LLC, its Sole Member

By:
Name:
Title: